Consolidated Balance Sheets
 (expressed in thousands of Canadian dollars)

	June 30 2010		December 31 2009

	(unaudited	)
ASSETS
Current Assets
Cash and cash equivalents	$148,530		$98,255
Accounts receivable – Note 4	14,348		–
Taxes receivable	215		204
Inventories – Note 5	24,795		25,306
Other assets	2,531		2,495

	190,419		126,260
Mining interests – Note 6	92,342		82,448
Reclamation deposits	10,508		10,503

Total Assets	$293,269		$219,211

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$16,990		$11,195
Current portion of obligations under capital leases	1,498		558
Future income tax liability	3,726		–

	22,214		11,753
Taxes payable	936		1,573
Asset retirement obligations	13,209		12,921
Obligations under capital leases	1,806		576
Future mining tax liability	651		127

Total Liabilities	38,816		26,950
Shareholders' Equity
Common share capital and purchase warrants – Note 7	664,360		583,089
Stock options	3,337		2,704
Contributed surplus	26,080		19,608
Deficit	(439,324)		(413,140)

Total shareholders' equity	254,453		192,261

	$293,269		$219,211

Subsequent event – Note 12

See accompanying notes to the consolidated financial statements

 2ND QUARTER REPORT 2010

Consolidated Statements of Operations,
Comprehensive Loss and Deficit
 (expressed in thousands of Canadian dollars, except share and per share amounts)
 (unaudited)

	Three months ended June 30		Six months ended June 30
	2010	2009	2010	2009

Revenue – before pricing adjustments	$21,680	$–	$29,610	$–
Pricing adjustments:
Commodities	(666)	373	(666)	4,602
Foreign exchange	201	(1,651)	201	(585)

Revenue – after pricing adjustments – Note 8	$21,215	$(1,278)	$29,145	$4,017

Operating expenses
Production costs	16,650	–	32,701	–
Care and maintenance costs	–	3,050	–	6,266
Inventory pricing adjustment – Note 5	388	(307)	388	(2,995)
Smelter treatment, refining and freight costs	1,176	12	1,194	78
Royalty expense (recovery)	745	(64)	745	201
Amortization	6,069	52	8,081	102
Loss on disposal of equipment	8	–	17	–
Asset retirement obligation accretion	144	95	288	189

Total operating expenses	25,180	2,838	43,414	3,841

Income (loss) from mining operations	(3,965)	(4,116)	(14,269)	176

Other expenses (income)
General and administration	2,594	2,222	5,307	4,269
Exploration	6,421	3,916	10,586	6,324
Interest and other income	(51)	(1,200)	(65)	(1,340)
Foreign exchange loss (gain)	6	752	(7)	382

Total other expenses	8,970	5,690	15,821	9,635

Loss before taxes	(12,935)	(9,806)	(30,090)	(9,459)
Income and mining tax recovery	(1,375)	–	(3,906)	–

Net loss and comprehensive loss for the period	(11,560)	(9,806)	(26,184)	(9,459)
Deficit, beginning of period	(427,764)	(382,779)	(413,140)	(383,126)

Deficit, end of period	$(439,324)	$(392,585)	$(439,324)	$(392,585)

Net loss per share
Basic and diluted	$(0.08)	$(0.11)	$(0.19)	$(0.11)

Weighted average number of shares outstanding
Basic and diluted	141,280,348	92,736,944	134,381,303	89,760,259

See accompanying notes to the consolidated financial statements

 2ND QUARTER REPORT 2010

Consolidated Statements of Cash Flows
 (expressed in thousands of Canadian dollars)
 (unaudited)

	Three months ended June 30		Six months ended June 30
	2010	2009	2010	2009

Cash provided by (used in)
Operations
Net loss for the period	$(11,560)	$(9,806)	$(26,184)	$(9,459)
Operating items not involving cash
Future income tax recovery	(834)	–	(2,917)	–
Amortization	6,069	52	8,081	102
Stock based compensation and employee benefits	458	357	812	780
Accrued interest and accretion on convertible debentures	–	(359)		(359)
Asset retirement obligation accretion	144	95	288	189
Future mining tax recovery	(76)	–	(183)	–
Unrealized foreign exchange loss (gain)	6	(208)	–	(87)
Other	4	6	12	11

	(5,789)	(9,863)	(20,091)	(8,823)
Changes in non-cash working capital – Note 9(a)	(12,644)	21,327	(8,514)	34,742

	(18,433)	11,464	(28,605)	25,919

Financing Activities
Issuance of common shares and warrants, net of issue costs	94,174	–	94,207	–
Repayment of senior credit facilities	–	(1,667)	–	(3,426)
Repayment of obligations under capital leases	(478)	(527)	(725)	(1,096)

	93,696	(2,194)	93,482	(4,522)

Investing Activities
Investment and advances to Cadiscor Resources Inc. – Note 3	–	6,365	–	(1,135)
Additions to mining interests	(10,146)	(1,898)	(14,633)	(2,108)
Proceeds on disposal of mining interests	26	–	31	–

	(10,120)	4,467	(14,602)	(3,243)

Increase in cash and cash equivalents	65,143	13,737	50,275	18,154
Cash and cash equivalents, beginning of period	83,387	47,485	98,255	43,068

Cash and cash equivalents, end of period	$148,530	$61,222	$148,530	$61,222

Cash and cash equivalents consisting of:
Cash	$148,530	$40,765	$148,530	$40,765
Short-term investments	–	20,457	–	20,457

	$148,530	$61,222	$148,530	$61,222

See accompanying notes to the consolidated financial statements

 2ND QUARTER REPORT 2010

Consolidated Statements of Shareholders' Equity
 (expressed in thousands of Canadian dollars, except share amounts)
 (unaudited)

	Number of shares	Capital stock	Shares issuable	Stock options	Warrants	Contributed surplus	Deficit	Total shareholders' equity

Balance, December 31, 2009	127,383,051	$572,505	$–	$2,704	$10,584	$19,608	$(413,140)	$192,261
Common shares issued/issuable:
Pursuant to 2010 unit offering, net of issue costs	20,000,000	89,756	–	–	4,418	–	–	94,174
Tax effect of flow-through shares	–	(5,050)	–	–	–	–	–	(5,050)
Warrants expired:
Pursuant to convertible notes	–	–	–	–	(8,038)	6,445	–	(1,593)
Stock options issued:
Stock options exercised	24,750	33	–	–	–	–	–	33
Fair value of stock options exercised	–	34	–	(34)	–	–	–	–
Fair value of stock options cancelled	–	–	–	(27)	–	27	–	–
Stock-based compensation expense	28,593	118	–	694	–	–	–	812
Net loss for the six months ended June 30, 2010	–	–	–	–	–	–	(26,184)	(26,184)

Balance, June 30, 2010	147,436,394	$657,396	$–	$3,337	$6,964	$26,080	$(439,324)	$254,453

Balance, December 31, 2008	85,158,975	$469,214	$2,080	$2,305	$14,092	$12,336	$(383,126)	$116,901
Common shares issued/issuable:
On acquisition of Cadiscor	14,457,685	27,325	–	–	–	–	–	27,325
Pursuant to conversion of convertible debenture	2,457,446	4,644	–	–	–	–	–	4,644
For principal repayments on convertible notes payable	1,486,900	2,062	(2,062)	–	–	–	–	–
For interest payments on convertible notes payable	14,738	18	(18)	–	–	–	–	–
Warrants issued:
On acquisition of Cadiscor	–	–	–	–	1,168	–	–	1,168
Stock options issued:
On acquisition of Cadiscor	–	–	–	1,014	–	–	–	1,014
Stock-based compensation expense	170,225	330	–	450	–	–	–	780
Net loss for the six months ended June 30, 2009	–	–	–	–	–	–	(9,459)	(9,459)

Balance, June 30, 2009	103,745,969	$503,593	$–	$3,769	$15,260	$12,336	$(392,585)	$142,373
Common shares issued/issuable:
Pursuant to 2009 unit offering, net of issue costs	18,400,000	51,333	–	–	–	–	–	51,333
Private placement of flow-through shares (net)	4,000,000	14,077	–	–	–	–	–	14,077
Warrants issued:
Pursuant to 2009 unit offering, net of issue costs	–	–	–	–	2,243	–	–	2,243
Warrants exercised	1,115,997	3,167	–	–	(866)	–	–	2,301
Warrants expired:
Pursuant to 2007 unit offering	–	–	–	–	(6,053)	6,053	–	–
Stock options issued:
Stock options exercised	85,800	113	–	–	–	–	–	113
Fair value of stock options exercised	–	119	–	(119)	–	–	–	–
Fair value of stock options cancelled	–	–	–	(1,301)	–	1,219	–	(82)
Stock-based compensation expense	35,285	103	–	355	–	–	–	458
Net loss for the year ended December 31, 2009	–	–	–	–	–	–	(20,555)	(20,555)

Balance, December 31, 2009	127,383,051	$572,505	$–	$2,704	$10,584	$19,608	$(413,140)	$192,261

See accompanying notes to the consolidated financial statements

 2ND QUARTER REPORT 2010

Notes to the Consolidated Financial Statements
 for the six months ended June 30, 2010
 (expressed in thousands of Canadian dollars, except per share amounts and metal prices)

1.  NATURE OF OPERATIONS

North American Palladium Ltd. ("NAP" or "the Company") is a diversified precious metals company that owns two mines and various mineral properties in mining friendly jurisdictions. Its principal asset is the Lac des Iles ("LDI") palladium mine, located in the Thunder Bay District in Ontario, which commenced operations in 1993. NAP's other significant asset is the Sleeping Giant gold mine located in the Abitibi region in Quebec, Canada, which reached commercial production on January 1, 2010.

As a result of the acquisition of Cadiscor Resources Inc. ("Cadiscor") in May 2009, the Company owns the Sleeping Giant gold mine consisting of an underground mine and a mill. Restart activities for the LDI mine began during the first quarter of 2010 and production of concentrate commenced in April 2010.

The Company's Quebec based holdings consist of the Discovery, Flordin, Cameron Shear, Florence, Laflamme, Dormex, Harricana, and Vezza properties. NAP's Quebec properties, including the Vezza gold project, are located within trucking distance of the Sleeping Giant mill.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These unaudited consolidated financial statements have been prepared using disclosure standards appropriate for interim financial statements and do not contain all the explanatory notes, descriptions of accounting policies or other disclosures required by Canadian generally accepted accounting principles for annual financial statements. Such notes, descriptions of accounting policies and other disclosures are included in the Company's audited annual consolidated financial statements included in the Company's annual report to shareholders for the year ended December 31, 2009, except for those included in the adoption of new accounting standards section. Accordingly, these unaudited consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements for 2009.

FUTURE ACCOUNTING STANDARDS

Impact of International Financial Reporting Standards ("IFRS")

The Canadian Accounting Standards Board has confirmed January 1, 2011 as the date that International Financial Reporting Standards ("IFRS") will replace Canadian GAAP for publicly accountable enterprises. As a result, the Company will report under IFRS for interim and annual periods beginning January 1, 2011, with comparative information for 2010 restated under IFRS. Adoption of IFRS as Canadian GAAP will require the Company to make certain accounting policy choices and could materially impact our reported financial position and results of operations. A detailed discussion of the impact of the adoption of IFRS is included in the Company's MD&A for the six months ended June 30, 2010.

Business Combinations

In January 2009, the CICA issued Section 1582, Business Combinations, replacing Section 1581 of the same name. The new section will apply prospectively to business combinations for which the acquisition date is on or after January 1, 2011. Section 1582, which provides the Canadian equivalent to International Financial Reporting Standard 3, Business Combinations (January 2008), establishes standards for the accounting for a business combination. Section 1582 requires business acquisitions (including non-controlling interests and contingent consideration) to be measured at fair value on the acquisition date, generally requires acquisition-related costs to be expensed, requires gains from bargain purchases to be recorded in net earnings, and expands the definition of a business. As Section 1582 will apply only to future business combinations, it will not have a significant effect on the Company's consolidated financial statements prior to such acquisitions.

 2ND QUARTER REPORT 2010

Consolidated Financial Statements and Non-controlling Interests

In January 2009, the CICA issued Section 1601, Consolidated Financial Statements, and Section 1602, Non-controlling Interests, which together replace the existing Section 1600, Consolidated Financial Statements, and provide the Canadian equivalent to International Accounting Standard 27, Consolidated and Separate Financial Statements (January 2008). The new sections will be applicable to the Company on January 1, 2011. Section 1601 establishes standards for the preparation of consolidated financial statements, and Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. The Company is assessing the impact, if any, of the adoption of these new sections on its consolidated financial statements.

3.  ACQUISITION OF CADISCOR RESOURCES INC.

In May 2009, the Company acquired all of the outstanding common shares of Cadiscor in an all-equity transaction. Prior to the acquisition, the Company advanced to Cadiscor $7.5 million, consisting of a $5.4 million 12% convertible debenture, and a $2.1 million 12% debenture, the proceeds of which were used by Cadiscor to bring the Sleeping Giant gold mine in Quebec back into production.

 2ND QUARTER REPORT 2010

The following table summarizes the fair value of the assets acquired and liabilities assumed as at the date of acquisition:

ASSETS
Current Assets
Cash and cash equivalents	$7,248
Taxes recoverable	461
Inventories	420
Other assets	559
Future mining tax asset	203

8,891
Mining interests	40,090
Reclamation deposit	1,769

$50,750

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	$3,531
Current portion of obligation under capital lease	7

3,538
Asset retirement obligation	4,291
Long-term debt	11,066
Obligation under capital lease	27

$18,922

Net assets acquired	$31,828

TOTAL PURCHASE CONSIDERATION
Common share capital	$27,325
Stock options	1,014
Purchase warrants	1,168
Convertible rights on convertible debenture	1,437
Transaction costs	884

Total purchase price	$31,828

The above totals reflect adjustments at June 30, 2010 relating to the final allocations and fair value of the assets acquired and liabilities assumed as at the date of acquisition.

4.  ACCOUNTS RECEIVABLE

The value of accounts receivable represents the value of all platinum group metals ("PGMs"), gold and certain base metals from production shipped to and received by a third-party smelter and refinery, including 24,089 ounces of palladium that was valued at the June 30, 2010 forward metal price.

All of the accounts receivable is due from one domestic customer at June 30, 2010. A reserve for doubtful accounts has not been established, as in the opinion of management, the amount due will be fully realized.

 2ND QUARTER REPORT 2010

5.  INVENTORIES

Inventories consist of the following:

	June 30 2010	December 31 2009

Supplies	$12,385	$12,555
Gold inventory*	3,160	4,890
Crushed and broken ore stockpiles	7,172	7,861
Concentrate inventory	2,078	–

	$24,795	$25,306

*
Gold inventory is comprised of unprocessed ore on surface, in stockpiles or bins, unrecovered gold in either carbon or solution within the milling circuit, and gold-silver doré bars produced but not sold as at the reporting date.

Supplies inventory of $4,259 (2009 – $225) were expensed during the three months ended June 30, 2010 and $7,631 during the six months ended June 30, 2010 (2009 – $981).

The Company recognized write-downs of crushed and broken ore stockpiles of $388 (2009 – $307 write-up) during the three months ended June 30, 2010 and $388 (2009 – $2,995 write-up) during the six months ended June 30, 2010.

6.  MINING INTERESTS

(a)
Mining interests are comprised of the following:
	June 30 2010	December 31 2009

Plant and equipment, at cost	$391,527	$389,153
Underground mine development, at cost	107,092	85,359
Accumulated amortization and impairment charges	(426,522)	(416,917)

	72,097	57,595

Equipment under capital lease, at cost	5,136	5,912
Accumulated amortization and impairment charges	(1,173)	(3,453)

	3,963	2,459

Mining leases and claims, royalty interest, and development, at cost	95,311	100,993
Accumulated amortization and impairment charges	(79,029)	(78,599)

	16,282	22,394

Mining interests, net	$92,342	$82,448

7.  SHAREHOLDERS' EQUITY

(a)
Authorized and Issued Capital Stock

  The authorized capital stock of the Company consists of an unlimited number of common shares, issuable in series. As of June 30, 2010 there were 147,436,394 common shares issued and outstanding.

 2ND QUARTER REPORT 2010

(b)
Common share purchase warrants

  The changes in issued common share purchase warrants for the period end are summarized below:

	June 30 2010		December 31 2009
	Warrants	Amount	Warrants	Amount

Balance beginning of period	12,286,665	$10,584	13,489,898	$14,092
Issued pursuant to unit offering, net of issue costs	10,000,000	4,418	9,200,000	2,243
Issued pursuant to acquisition of Cadiscor	–	–	1,445,997	1,168
Warrants exercised	–	–	(1,115,997)	(866)
Warrants expired	(2,756,665)	(8,038)	(10,733,233)	(6,053)

Balance, end of period	19,530,000	$6,964	12,286,665	$10,584

	Exercise Price
Number of Warrants		Expiry Date

330,000	$2.12	December 31, 2010
9,200,000	$4.25	September 30, 2011
10,000,000	$6.50	October 28, 2011

19,530,000

  On May 26, 2009, in conjunction with the acquisition of Cadiscor, all of Cadiscor's outstanding warrants as at the date of acquisition were exchanged for equivalent instruments in the Company. The Company issued 1,445,997 warrants of which 1,115,997 were exercised in 2009.

  On September 30, 2009, the Company completed an equity offering of 16,000,000 units at a price of $3.15 per unit for total net proceeds of $46,455 (issue costs $3,945). On October 8, 2009, the Company issued an additional 2,400,000 units under a 30-day over-allotment option granted to the underwriters at an exercise price of $3.15 per unit, for total net proceeds of $7,121 (issue costs $438). Each unit consists of one common share and one-half of one common share purchase warrant of the Company. Each whole warrant entitles the holder to purchase an additional common share at a price of $4.25, subject to adjustment, at any time on or prior to September 30, 2011, subject to early termination in certain circumstances. The total fair value of the warrants issued was $2,243. In the event that the closing sale price of the common shares on the TSX is greater than $5.75 per share for a period of 20 consecutive trading days at any time after the closing of the offering, the Company may accelerate the expiry date of the warrants by giving notice to the holders thereof and in such case the warrants will expire on the 30th day after the date on which such notice is given by the Company.

  On April 28, 2010, the Company completed an equity offering of 20,000,000 units at a price of $5.00 per unit for total net proceeds of $94,174 (issue costs $5,826), which included the exercise of an over-allotment option in the amount of 2,600,000 units at a price of $5.00 per unit. Each unit consists of one common share and one-half of one common share purchase warrant of the Company. Each whole warrant entitles the holder to purchase an additional common share at a price of $6.50, subject to adjustment, at any time prior to October 28, 2011. In the event that the closing sale price of the common shares on the TSX is greater than $7.50 per share for a period of 20 consecutive trading days at any time after the closing of the offering, the Company may accelerate the expiry date of the warrants by giving notice to the holders thereof and in such case the warrants will expire on the 30th day after the date on which such notice is given by the Company.

 2ND QUARTER REPORT 2010

  In March 2010, 1,805,016 warrants, and in June 2010, 951,649 warrants, relating to the convertible notes issued in 2006 expired and the carrying values of $4,870 and $1,575, respectively, were reclassified to contributed surplus.

(c)
Corporate Stock Option Plan

  The following summary sets out the activity in outstanding common share purchase options:

	June 30, 2010		December 31, 2009
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price

Outstanding, beginning of period	3,057,800	$3.50	1,461,100	$5.10
Issued pursuant to acquisition of Cadiscor	–	–	917,400	2.42
Granted	10,000	4.18	1,180,000	3.16
Exercised	(24,750)	1.32	(85,800)	1.32
Cancelled/forfeited	(25,000)	5.09	(414,900)	6.26

Outstanding, end of period	3,018,050	3.50	3,057,800	$3.50

Options exercisable at end of period	1,268,050	$4.17	1,217,967	$3.96

(d)
Other Stock-Based Compensation – Restricted Share Unit Plan

  The Company has an RSU Plan under which eligible directors, officers and key employees of the Company are entitled to receive awards of restricted share units. Each restricted share unit is equivalent in value to the fair market value of a common share of the Company on the date of the award and a corresponding liability is established on the balance sheet. The RSU Plan is administered by the Board of Directors, which will determine after considering recommendations made by the Compensation Committee, the number and timing of restricted share units to be awarded and their vesting periods, not to exceed three years. The value of each award is charged to compensation expense over the period of vesting. At each reporting date, the compensation expense and liability are adjusted to reflect the changes in market value of the liability.

  As at June 30, 2010, 133,950 (December 31, 2009 – 256,882) restricted share units have been granted and are outstanding at an aggregate value of $331 (December 31, 2009 – $737).

 2ND QUARTER REPORT 2010

8.  REVENUE FROM METAL SALES

	Total	Palladium	Platinum	Gold	Silver	Nickel	Copper	Cobalt

2010
Three months ended June 30	$21,680	$11,970	$1,805	$6,387	$4	$561	$908	$45
Revenue – before pricing adjustments
Pricing adjustments:
Commodities	(666)	(530)	(34)	26	–	(29)	(98)	(1)
Foreign exchange	201	139	22	18	–	8	13	1

Revenue – after pricing adjustments	$21,215	$11,579	$1,793	$6,431	$4	$540	$823	$45

2009
Three months ended June 30
Revenue – before pricing adjustments	$–	$–	$–	$–	$–	$–	$–	$–
Pricing adjustments:
Commodities	373	369	29	(26)	1	–	–	–
Foreign exchange	(1,651)	(1,003)	(335)	(298)	(15)	–	–	–

Revenue – after pricing adjustments	$(1,278)	$(634)	$(306)	$(324)	$(14)	–	–	–

	Total	Palladium	Platinum	Gold	Silver	Nickel	Copper	Cobalt

2010
Six months ended June 30	$29,610	$11,970	$1,805	$14,138	$183	$561	$908	$45
Revenue – before pricing adjustments
Pricing adjustments:
Commodities	(666)	(530)	(34)	26	–	(29)	(98)	(1)
Foreign exchange	201	139	22	18	–	8	13	1

Revenue – after pricing adjustments	$29,145	$11,579	$1,793	$14,182	$183	$540	$823	$45

2009
Six months ended June 30
Revenue – before pricing adjustments	$–	$–	$–	$–	$–	$–	$–	$–
Pricing adjustments:
Commodities	4,602	3,134	1,199	215	53	(61)	139	(77)
Foreign exchange	(585)	(451)	(136)	(95)	(8)	66	31	8

Revenue – after pricing adjustments	$4,017	$2,683	$1,063	$120	$45	$5	$170	$(69)

 2ND QUARTER REPORT 2010

9.  STATEMENT OF CASH FLOWS

(a)
The net changes in non-cash working capital balances related to operations are as follows:
	2010	2009	2010	2009
	Three months ended June 30		Six months ended June 30

Cash provided by (used in):
Accounts receivable	$(14,348)	$19,969	$(14,348)	$42,937
Inventories	(984)	(50)	723	(2,549)
Other assets	271	1,384	(36)	1,911
Accounts payable and accrued liabilities	2,655	(222)	5,795	(8,056)
Taxes receivable	(238)	246	(648)	499

	$(12,644)	$21,327	$(8,514)	$34,742

(b)
During the three and six months ending June 30, 2010, the Company capitalized mining interests expenditures of $10,230 and $17,528 (2009 – $1,898 and $2,108) of which $84 and $2,895 (2009 – $nil and $nil) related to capital leases.

10.  SEGMENT INFORMATION

The Company is Canadian-based and is in the business of exploring and mining PGMs, gold and certain base metals. Its operations are organized into three reportable segments: LDI palladium mine, Sleeping Giant gold mine, and corporate and other. The two mines include activities related to exploration, evaluation and development, mining, and milling. The corporate and other segment includes general corporate expenses and other projects not allocated to the other segments. The Company's revenue by significant product type is disclosed in Note 7. The Company's segments are summarized in the following table.

As at and during the periods ending as shown, the segmented information is presented as follows:

	As at June 30, 2010				As at December 31, 2009
		Sleeping Giant mine				Sleeping Giant mine
	LDI mine		Corporate and other		LDI mine		Corporate and other
				Total				Total

Cash and cash equivalents	$847	$1,657	$146,026	$148,530	$689	$576	$96,990	$98,255
Accounts receivable	14,348	–	–	14,348	–	–	–	–
Inventories	20,250	4,545	–	24,795	19,649	5,657	–	25,306
Other current assets	915	1,447	384	2,746	708	1,510	481	2,699
Mining interests	41,196	50,867	279	92,342	31,815	50,300	333	82,448
Other non-current assets	8,410	1,769	329	10,508	8,406	1,769	328	10,503

Total assets*	$85,966	$60,285	$147,018	$293,269	$61,267	$59,812	$98,132	$219,211

*
Total assets do not reflect intercompany balances, which have been eliminated on consolidation

 2ND QUARTER REPORT 2010

	Three months ended June 30, 2010				Three months ended June 30, 2009
		Sleeping Giant mine				Sleeping Giant mine
	LDI mine		Corporate and other		LDI mine		Corporate and other
				Total				Total

Revenue – after pricing adjustments	$16,068	$5,147	$–	$21,215	$(1,278)	$–	$–	$(1,278)
Operating expenses	12,532	6,579	–	19,111	2,786	–	–	2,786
Amortization	3,044	2,996	29	6,069	51	1	–	52

Income (loss) from mining operations	492	(4,428)	(29)	(3,965)	(4,115)	(1)	–	(4,116)
Other expenses
General and administration	60	48	2,486	2,594	138	110	1,974	2,222
Exploration	3,865	2,448	108	6,421	3,735	143	38	3,916
Other	42	(4)	(83)	(45)	796	(3)	(1,241)	(448)

Loss before taxes	(3,475)	(6,920)	(2,540)	(12,935)	(8,784)	(251)	(771)	(9,806)
Income and mining tax recovery	(355)	(186)	(834)	(1,375)	–	–	–	–

Net loss and comprehensive loss for the period	$(3,120)	$(6,734)	$(1,706)	$(11,560)	$(8,784)	$(251)	$(771)	$(9,806)

 2ND QUARTER REPORT 2010

	Six months ended June 30, 2010				Six months ended June 30, 2009
		Sleeping Giant mine				Sleeping Giant mine
	LDI mine		Corporate and other		LDI mine		Corporate and other
				Total				Total

Revenue – after pricing adjustments	$16,068	$13,077	$–	$29,145	$4,017	$–	$–	$4,017
Operating expenses	18,642	16,691	–	35,333	3,739	–	–	3,739
Amortization	3,079	4,945	57	8,081	101	1	–	102

Income (loss) from mining operations	(5,653)	(8,559)	(57)	(14,269)	177	(1)	–	176
Other expenses
General and administration	99	66	5,142	5,307	284	110	3,875	4,269
Exploration	6,783	3,558	245	10,586	6,084	143	97	6,324
Other	34	5	(111)	(72)	457	(3)	(1,412)	(958)

Income (loss) before taxes	(12,569)	(12,188)	(5,333)	(30,090)	(6,648)	(251)	(2,560)	(9,459)
Income and mining tax recovery	(670)	(319)	(2,917)	(3,906)	–	–	–	–

Net loss and comprehensive loss for the period	$(11,899)	$(11,869)	$(2,416)	$(26,184)	$(6,648)	$(251)	$(2,560)	$(9,459)

	Three months ended June 30, 2010				Three months ended June 30, 2009
		Sleeping Giant mine				Sleeping Giant mine
	LDI mine		Corporate and other		LDI mine		Corporate and other
				Total				Total

Additions to mining interests	$6,944	$3,202	$–	$10,146	$177	$1,709	$12	$1,898

	Six months ended June 30, 2010				Six months ended June 30, 2009
		Sleeping Giant mine				Sleeping Giant mine
	LDI mine		Corporate and other		LDI mine		Corporate and other
				Total				Total

Additions to mining interests	$9,825	$4,804	$4	$14,633	$387	$1,709	$12	$2,108

11.  COMPARATIVE FIGURES

Certain of the prior period figures have been reclassified to conform to the presentation adopted in 2010.

12.  SUBSEQUENT EVENT

In July 2010, the Company obtained a one year $30 million operating line of credit with the Bank of Nova Scotia. The cost on amounts drawn is Libor plus 2.5%. The operating line of credit is secured by the Company's accounts receivables. The credit facility will be used for working capital liquidity and general corporate purposes.

 2ND QUARTER REPORT 2010